Exhibit 99.1

PRESS RELEASE

Blue Bird Announces Refinancing of Term Loan and Revolving Credit Facility

MACON, Ga. (November 17, 2023) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, today announced that on November 17, 2023 the Company completed the refinancing of its credit facilities and entered into a new five-year credit agreement with a syndicate of financial institutions as lenders, led by BMO Capital Markets with Joint Lead Arranger partners, including Bank of America.

The Credit Agreement provides for a $100 million term loan and a $150 million revolving credit facility, each maturing on November 17, 2028. The Credit Agreement replaces the Company’s Amended and Restated Credit Agreement dated December 12, 2016.

“The refinancing of our credit facilities is in line with our strategic objectives and provides Blue Bird with stability and flexibility to execute on our profitable-growth plans,” said Razvan Radulescu, CFO of Blue Bird Corporation. “This, together with our continued strong earnings growth, positions the company very well to capitalize on the increasing shift to electric and low-emission school buses, where we lead the industry.”

The Company expects to file a form 8-K next week with more details on the new credit facility.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird’s complete product and service portfolio, visit www.blue-bird.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding earnings growth and the Company’s future positioning and may include other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Investor Contact

Mark Benfield

Blue Bird Corporation

M: +1.478.822.2315

E: Mark.Benfield@blue-bird.com